INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Barrister Information Systems Corporation:


We consent to incorporation by reference in this registration statement filed on Form S-8 by Barrister Information Systems Corporation of our reports dated June 28, 1999 relating to the balance sheets of Barrister Information Systems Corporation as of March 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule which reports appear in the March 31, 1999 annual report on Form 10-K of Barrister Information Systems Corporation.

                                                       /s/ KPMG LLP

October 25, 1999
Buffalo, New York